J. A. Nicholson

Oil & Gas Consulting

306 W. Wall, Suite 520
Midland, Texas 79701	432-683-0940

February 22, 2012

Mr. Kenny Hill

Chief Executive Officer

Victory Energy Corporation

3355 Bee Caves Road, Suite 608

Austin, Texas 78746

Mr. Mark Biggers

Chief Financial Officer

Victory Energy Corporation

3355 Bee Caves Road, Suite 608

Austin, Texas 78746

Dear Sirs:

Per your request an oil and gas reserve and economic appraisal has been performed for the properties owned by Victory Energy Corporation (Victory) and listed on Exhibit A. The objective of this study is to estimate reserves and value for these properties as of January 1, 2012. The methodology, assumptions and results of the study are discussed below.

With the assumptions discussed below the reserves and value for the Victory wells as of January 1, 2012 are estimated as:

SEC Case, As of 1/1/2012

Total Proved Reserves
Oil, MBO	8.0
Gas, MMCF	691.1

Total Proved Value
PW@ 0%, $	$ 2,742,050
PW@ 15%, $	$ 1,083,520

This report is intended to serve as the Victory Energy Corporation report for the United States Securities and Exchange Commission (SEC) to cover the year of 2011.

Property Overview

The properties consist of 15 wells in four West Texas counties.

•	Nine wells are in Crockett County, Texas and are operated for Victory by Cambrian Management. These gas wells are completed in the Canyon sand formation. Six of the wells were drilled in 2007 and working interest purchased by Victory in January, 2008. Victory acquired an additional 50% working interest in the Adams 127 #14 in February, 2009. Three additional wells were drilled by Victory during 2008. The first production date for all wells is shown on Exhibit A.
•	Three wells are “Wolfberry” completions located in Howard County. All three wells were drilled in 2011 by Clear Water Inc. Victory has acquired a 1.5% working interest in these wells and the accompanying acreage.
•	Two wells are operated by CO Energy and are located in Jones County. The wells were completed during 2011 at a depth around 5000 ft. The Young #1 is completed in the Caddo Formation and the Olson #1 is completed in the Mississippian Formation.
•	The final well is the University 6#1drilled by V-F Petroleum and completed in July 2011. The well is an Ellenburger completion at a depth of 6855 ft. and is located in Pecos County.

It is estimated that the monthly net cashflow for January 2012 was $24,500. Net production for the month is estimated as 3 BOPD and 125 MCFD.

Data

Data furnished or available for this analysis included well drilling reports, logs, test data, operating costs, and revenue statements. Production data was obtained from the Texas Railroad Commission records and was supplemented by the Operators as needed. Monthly prices received for the gas and oil produced were obtained from check summaries and confirmed from the State of Texas tax records as reported by DrillingInfo.com, a commercial oil and gas information service.

The properties evaluated are listed on the attached Exhibit A. No attempt was made as part of this evaluation to verify ownership of the interests through detailed title work. The interests are accepted as presented by Victory. Victory has confirmed they expect to receive revenue and pay costs based on the interests provided and shown on Exhibit A.

Assumptions and Methodology

All estimated reserves contained in this report are expressed as gross and net reserves on all properties. Net reserves represent those reserves attributable to the appraised interest. Values for reserves are expressed in terms of future net revenue and present worth of future net revenue. Future net revenue is defined as revenue accruing to the appraised interests from production and sale of the estimated net reserves after deducting production taxes and operating expenses. Present worth (PW) is defined as the future net revenue discounted at a set discount rate compounded daily. All values are calculated as of January 1, 2012.

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No plugging costs or salvage values were considered in this evaluation, nor was any consideration given to Federal income tax.

The properties evaluated for this analysis have proved developed reserves as defined by the Society of Petroleum Engineers. The reserve guidelines as published by the SPE in March 1997 (attached) are being used for this analysis.

Production forecasts were made using methods appropriate for the individual property.

•	For the Adams wells in Crockett County the future production rates were estimated using decline curve analysis in conjunction with a review of offset production. A “type curve” was developed using all wells drilled by FIML, an active operator in the Adams-Baggett Field, during 2006 and 2007. Decline curve analysis fit the estimated curve shape to the existing production rates for each well to forecast the well’s future production.
•	Forecasts for the five wells drilled by Clear Water and CO Energy were based on analogy to offset wells. Decline curve shapes based on the analogy wells were fit to the existing production for the new wells.
•	The University 6-#1 is believed to have a water drive. The Operator has restricted the production to avoid excess water production. For this analysis the reserves were estimated using volumetric analysis. A forecast was then constructed honoring the Operator’s production rate and recovering the estimated reserves in a reasonable time period.

The resulting forecasts are shown on the attached production plots.

Cash flow for the individual well cases were calculated until the monthly cash flow becomes negative; i.e., costs exceed revenue and the well is not economic. The individual cases were summed to produce the total value.

Using SEC guidelines in place for 2011, the gas and oil prices for this analysis were set at the average monthly price received for 2011. If the well had produced for only part of the year, the appropriate average price for the year was estimated using NYMEX pricing and calculated differentials for the missing months. The resulting pricing is shown on Exhibit B.

Actual 2011 lease operating costs (LOE) for the properties were furnished for this review. Per SEC guidelines the operating costs are held constant for the life of the wells. Values used are shown on Exhibit B.

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Results

The value and reserves for the fifteen wells are summarized above. All reserves are classified as Proved Developed Producing (PDP). Expanding on the summary, the estimated value and reserves over the life of the wells are:

Net Oil, MBO	8.0
Net Gas, MMCF	691.1
Net Revenue, $	$5,198,500
Expenses, $	$1,957,540
Taxes, $	$498,900
Net Income, $	$2,742,050

Present Worth Profile
Disc 10%, $	$1,357,440
Disc 12%, $	$1,232,500
Disc 15%, $	$1,083,520

Detailed cashflow sheets are attached, including summary analysis of the total reserves and individual well analysis. A listing of the reserves, costs, and value for each well, a one-liner, is also attached.

Qualifications

The value estimated in this report is based on the assumption that the properties are not adversely affected by the existence of any hazardous substances or detrimental environmental conditions. No field inspection was made of the properties as part of this review.

This study was performed using industry-accepted principles of engineering and evaluation that are predicated on established scientific concepts. However, the application of such principles involves extensive judgment and assumptions and is subject to changes in performance data, technical knowledge, economic conditions and statutory provisions. Consequently, reserve estimates and future value are furnished with the understanding that actual performance of the wells could vary from that predicted.

Sincerely,

James A. Nicholson	J. A. Nicholson Consulting
P.E. # 81351	F-7827

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